Exhibit 8.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

February 25, 2021

W. P. Carey Inc.

50 Rockefeller Plaza

New York, NY 10020

Re:	Tax Opinion for REIT Status

Ladies and Gentlemen:

We have acted as counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the issuance, offering and sale by the Company of $425,000,000 aggregate principal amount of its 2.250% senior notes due 2033 (the “Notes”), pursuant to the terms of that certain Underwriting Agreement dated as of February 16, 2021 (the “Underwriting Agreement”), by and between the Company, Wells Fargo Securities, LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC in their capacities as the representatives (in such capacities, the “Representatives”) of the several underwriters named in Schedule 1 thereto (the “Underwriters”), if and to the extent that the Representatives shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Notes.

Pursuant to the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated under the Act (the “Act Regulations”), the Company has prepared and filed on August 9, 2019 with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3, Registration No. 333–233159 (the “Registration Statement”), including a prospectus, dated August 9, 2019 (the “Base Prospectus”), as amended through the date hereof, and as supplemented by the prospectus supplement, dated February 16, 2021 (together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale of the Company’s securities, including the Notes.

In connection with the issuance, offering and sale of the Notes, the Company has requested our opinions (the “Opinions”) as to whether, (i) commencing with the Company’s taxable year ended December 31, 2012 through its taxable year ended December 31, 2020, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the proposed method of operation as described in the Registration Statement and the Prospectus will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) the descriptions of U.S. federal income tax consequences contained in the sections of the Prospectus entitled “Material U.S. Federal Income Tax Considerations” and “Additional Material Federal Income Tax Considerations” are materially accurate descriptions of current tax law of the United States.

In connection with rendering the Opinions, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Company’s Articles of Amendment and Restatement in effect as of the date hereof (the “Articles”);

(2)	the Company’s Amended and Restated Bylaws in effect as of the date hereof (the “Bylaws”);

(3)	the Underwriting Agreement;

(4)	the Registration Statement;

(5)	the Prospectus; and

(6)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the certificate issued by the Company, dated as of the date thereof, executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company and its subsidiaries.

For purposes of our Opinions, we have not made an independent investigation of all of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our Opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our Opinions.

In our review, we have assumed, with the consent of the Company, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The Opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these Opinions, we have assumed that the transactions contemplated by the Reviewed Documents have been or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the Opinions are based on the assumption that the Company and its subsidiaries will each be operated in the manner described in the Articles, the Bylaws and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our Opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our Opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that (i) commencing with the Company’s taxable year ended December 31, 2012 through its taxable year ended December 31, 2020, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation as described in the Registration Statement and the Prospectus will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) the descriptions of U.S. federal income tax consequences contained in the sections of the Prospectus entitled “Material U.S. Federal Income Tax Considerations” and “Additional Material Federal Income Tax Considerations” are materially accurate descriptions of current tax law of the United States. The foregoing Opinions are limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

This opinion letter is being provided to you for your use in connection with the issuance, offering and sale of the Notes pursuant to the Underwriting Agreement as discussed in the Registration Statement and the Prospectus and may be relied upon by you. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person or entity or used for any other purpose (other than as required by law) without our express written consent. This letter speaks only as of the date hereof, and we undertake no obligation to update this letter or notify you or any other person of any changes in facts, circumstances or applicable law. Please note that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Additional Material Federal Income Tax Considerations” in the Prospectus and to the use of these opinions for filing as Exhibit 8.1 to the Company’s current report on Form 8-K filed on the date hereof and the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Act Regulations.

Very truly yours,

/s/ DLA Piper LLP (US)

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